EXHIBIT 99.1


On March 12, 2001, the Registrant issued the following press release:


             "PYR ENERGY RECEIVES $11.6 MILLION IN EQUITY FINANCING

            Additional Funding Primarily for Continuing Exploitation and Development of Deep California Natural Gas Discovery


     DENVER -- PYR Energy Corporation (AMEX:PYR) announced receipt of an aggregate $11,600,000 in gross proceeds through the sale of 1,450,000 shares of the Company's common stock. The common stock has been sold pursuant to a Shelf Registration Statement and Prospectus Supplement. After costs and expenses, PYR will net approximately $11,450,000. Investors comprise a total of ten separate funds managed by four California based institutions.

     The Company will use the proceeds primarily to fund exploitation and development of its East Lost Hills deep natural gas discovery in the San Joaquin Basin of California. PYR owns a 12.12% working interest in this project including the ELH #1 well, operated by Berkley Petroleum Inc. (TSE:BKP). This well commenced first production on February 6, 2001.

     Production testing of the ELH#2 well is underway and drilling operations continue on the ELH#3 exploration well and the ELH#4 development well.

     In addition to funding the ongoing operations at East Lost Hills, the Company plans to use a portion of the capital received to fund additional exploration opportunities in the San Joaquin Basin and in select areas of the Rocky Mountains as well as for general and administrative purposes.

     Denver based PYR Energy is a natural gas and oil exploration company with activities focused in the San Joaquin Basin of California and in select areas of the Rocky Mountain region. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."